CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, and to the incorporation by reference of our report dated December 29, 2016 on the financial statements and financial highlights of TFS Capital Investment Trust, included in the Annual Report to Shareholders for the fiscal year ended October  31, 2016, in Post-Effective Amendment Number 56 to the Registration Statement (Form N-1A, No. 333-22075), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio
February 28, 2017